Exhibit 99.1

Media Relations Contact: Jenny Fouracre 734-930-3620 (Office) jenny.fouracre@dominos.com

FOR IMMEDIATE RELEASE

Domino’s® Piece of the Pie Rewards Program Just Became More Rewarding

Millions of customers enrolled in loyalty program can now have a chance to win free shares of Domino’s stock and a portion of store profits

ANN ARBOR, Mich., Dec. 5, 2016 – Domino’s Pizza (NYSE: DPZ), the recognized world leader in pizza delivery, knows that its customers love free pizza, which is why Domino’s Piece of the Pie Rewards is so popular among its members nationwide. What else do people love? Free money, and now Domino’s is giving some away!

Starting today, all Domino’s Piece of the Pie Rewards members are eligible for a chance to win 10 free shares of Domino’s stock, just for being in the program.

“Prior to today, Domino’s Piece of the Pie Rewards members earned points toward free pizza. Now, we’re literally giving our customers a piece of the pie, in the form of shares of stock and a share of store profits,” said Russell Weiner, president of Domino’s USA. “Each month, 25 lucky Piece of the Pie Rewards members will each be randomly selected to win 10 shares of Domino’s stock, now through November 2017. Whether they take the shares and start building a stock portfolio or sell them at market price, one thing is for sure – it’s all for the love of pizza!”

Piece of the Pie Rewards members will also have the chance to win a share of the profits from real Domino’s stores simply by showing their passion for pizza. To enter, members must follow @Dominos and post a photo and caption on Instagram or Twitter using #PieceofthePieContest now through April 16, 2017. Domino’s will reward 50 members with a $10,000 check, and 10 of those winners will receive a “super fan experience” trip to Domino’s world headquarters in Ann Arbor, Michigan.

Did Domino’s just agree to give away more than a million dollars to its loyalty members? Oh yes, we did!

No purchase necessary. Open to legal residents of the 50 United States & D.C. 18 and older with a pizza profile who have signed up to participate and enrolled in Domino’s Piece of the Pie Rewards. Void where prohibited. Sweepstakes ends 11/30/17. Enter contest by 4/16/17. For official rules and complete details, visit www.dominos.com/rewards. Sponsor: Domino’s Pizza LLC. Actual stock awarded in book entry shares.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 13,200 stores in over 80 markets. Domino’s had global retail sales of over $9.9 billion in 2015, with more than $4.8 billion in the U.S. and nearly $5.1 billion internationally. In the third quarter of 2016, Domino’s had global retail sales of nearly $2.5 billion, with over $1.2 billion in the U.S. and nearly $1.3 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the third quarter of 2016. Emphasis on technology innovation helped Domino’s reach an estimated $4.7 billion annually in global digital sales at the end of 2015, and has produced several innovative ordering platforms including Facebook Messenger, Samsung Smart TV®, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2015, Domino’s announced the design and launch of the DXP®, a purpose-built pizza delivery vehicle, as well as Piece of the Pie Rewards™, its first digital customer loyalty program.

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